UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 16, 2018

CALAMP CORP.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-12182	95-3647070
(State or Other Jurisdiction of Incorporation)	(Commission file number)	(IRS Employer Identification Number)

15635 Alton Parkway, Suite 250, Irvine, CA 92618

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (949) 600-5600

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 8.01.	Other Events

On July 16, 2018, CalAmp Corp. (the “Company”) issued a press release announcing that it intends to offer, subject to market and other conditions, $200 million aggregate principal amount of new convertible senior notes due 2025 (the “notes”) solely to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The Company also expects to grant the initial purchasers of the notes an option to purchase up to an additional $30 million aggregate principal amount of notes.

The press release also announced an upsizing of the Company’s existing share repurchase program by $9 million. After giving effect to the increase in the authorized repurchase amount, as of July 16, 2018, approximately $25 million remains for additional repurchases by the Company under the share repurchase program. This share repurchase program allows the Company to repurchase shares from time to time for cash in the open market, as market and business conditions warrant and subject to applicable legal requirements. The program may be suspended or discontinued at any time at the discretion of the Board of Directors.

A copy of the press release is filed as Exhibit 99.1 to this Current Report.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.

99.1	Press release of the Registrant, dated July 16, 2018, announcing Proposed Private Offering of $200 Million of Convertible Senior Notes and Upsizing Of Stock Repurchase Program.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALAMP CORP. Registrant

By:	/s/ Kurtis J. Binder
Kurtis J. Binder Executive Vice President and Chief Financial Officer

Dated: July 16, 2018